EXECUTION COPY

Exhibit 10.1

BIOPROCESSING SERVICES AGREEMENT

This Bioprocessing Services Agreement dated January 22, 2013 (this “Agreement”) between Synageva BioPharma Corp., a Delaware corporation (“Sponsor”) having its principal place of business at 128 Spring Street, Suite 520, Lexington, Massachusetts 02421 and FUJIFILM Diosynth Biotechnologies U.S.A., Inc., a Delaware corporation (“Diosynth”), having its principal place of business at 101 J. Morris Commons Lane, Morrisville, NC 27560, (each a “Party”, collectively, the “Parties”).

Sponsor desires Diosynth to perform services in accordance with the terms of this Agreement and the Scope (as hereinafter defined) related to the production of the material as described in the relevant Scope of Work (“Product”) and Diosynth desires to perform such services;

In consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

Definitions:

“Agreement” shall have the meaning set forth in the preamble.

“Alliance Manager” shall have the meaning set forth in Section 21(b).

“Assumptions” shall have the meaning set forth in Section 6(a).

“Batch Packet” shall mean a compilation of records, including but not limited to, executed process records, genealogy, certificate of analysis (“COA”) and associated Quality Control data, [*] Deviation Reports, Disposition of Product form, Restriction Summary and Facility Assessment memo.

“cGMP” shall have the meaning set forth in Section 3(a).

“Change Order” shall have the meaning set forth in Section 6(b).

“Claim” shall have the meaning set forth in Section 15(a).

“Confidential Information” shall have the meaning set forth in Section 7(d).

“Diosynth Confidential Information” shall have the meaning set forth in Section 7(b).

“Diosynth Factor” shall mean (a) Diosynth’s negligence or willful default or inaction, (b) Diosynth’s failure to comply with cGMP, or (c) the failure of the GMP Facility to comply with applicable laws.

“Facilities” shall mean Diosynth’s facilities located in North Carolina, including the GMP manufacturing plant (“GMP Facility”), the process development laboratories, the GMP warehouse, and the administrative building.

“Impasse Notice” shall have the meaning set forth in Section 6(b).

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Indemnified Party” shall have the meaning set forth in Section 15(c).

“Indemnity Claim” shall have the meaning set forth in Section 15(c).

“Joint Steering Committee” shall have the meaning set forth in Section 21(a).

“Loss” shall have the meaning set forth in Section 15(a).

“Modification” shall have the meaning set forth in Section 6(a).

“Non-Conforming Batch” shall mean a cGMP Batch which: (i) has not been produced in accordance with cGMP; and/or (ii) does not meet the Product specification set out in the Product item specification.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Process Consumables” shall have the meaning set forth in the Scope.

“Process Invention” shall have the meaning set forth in Section 9(b).

“Product” shall have the meaning set forth in the preamble.

“Product Invention” shall have the meaning set forth in Section 9(b).

“Program” shall mean the services to be performed under this Agreement.

“Program Invention” shall have the meaning set forth in Section 9(a).

“Program Price and Payment Schedule” shall mean the schedule attached as Appendix 3 to this Agreement.

“Quality Agreement” shall mean the quality agreement attached as Appendix 2 to this Agreement.

“Regulatory Authority” shall mean any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the Manufacture, production, use or storage, transport, clinical testing, marketing, pricing or sale of Product, including the United States Food and Drug Administration (the “FDA”) or any successor agency or authority thereto, and the European Medicines Agency (the “EMA”), or any successor agency or authority thereto.

“Scope” shall mean the scope of work attached as Appendix 1 to this Agreement.

“Sponsor” shall have the meaning set forth in the preamble.

“Sponsor Deliverables” shall have the meaning set forth in the Scope.

“Sponsor Confidential Information” shall have the meaning set forth in Section 7(a).

“Term” shall have the meaning set forth in Section 20(a).

“Work Output” shall have the meaning set forth in Section 8(a).

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Section 1.

Scope of Work/Performance of Program

a)	Diosynth will perform the Program for Sponsor in accordance with the terms and conditions of this Agreement, the Scope (attached as Appendix 1) and the Quality Agreement (attached as Appendix 2). Terms defined in the terms and conditions of this Agreement and the Scope and/or Quality Agreement shall have same meaning when used in the Scope or Quality Agreement. In the event of any conflict among the components of this Agreement and the Scope and/or Quality Agreement, the following order of precedence shall apply:

1.	the terms and conditions of this Agreement;

2.	the Quality Agreement; and

3.	the Scope.

b)	Sponsor shall perform its obligations as set forth in this Agreement (including the Scope) and the Quality Agreement, shall support and cooperate with the execution of the Program and shall not engage, or fail to engage, in any act, which may reasonably be expected to prevent or delay the successful execution of the Program.

Section 2.

Sponsor Deliverables

a)	As further set forth in the Scope, Sponsor will timely provide Diosynth with Sponsor Deliverables (as defined in the Scope) at the Facilities. Sponsor acknowledges that the failure by Sponsor to provide Sponsor Deliverables within the timeframe set forth in the Scope may result in additional charges to Sponsor and a delay in meeting Program objectives.

b)	Title to Sponsor Deliverables shall remain with Sponsor. Diosynth shall not sell, pledge, hypothecate, dispose of, or otherwise transfer any interest in Sponsor Deliverables except as otherwise provided in this Agreement, and shall use Sponsor Deliverables solely for purposes of performing the Program. Diosynth shall provide safe and secure storage conditions at the Facilities for Sponsor Deliverables while they are at the Facilities, shall store the Sponsor Deliverables in accordance with all applicable statutory and regulatory requirements and any storage guidelines provided by Sponsor and agreed upon by Diosynth and, upon termination of this Agreement, at the instruction of Sponsor, either return or destroy any unused Sponsor Deliverables at Sponsor’s expense.

Section 3.

Compliance with Government Regulations

a)

Diosynth shall operate the GMP Facility as a compliant current Good Manufacturing Practices (“cGMP”) facility in accordance with 21 CFR Parts 11, 210, 211, 600, & 610, ICH Q7 GMP Guidance for Active Pharmaceutical Ingredients, and the EU GMP Guide, including any requirements provided for in the Quality Agreement for all aspects of manufacturing, testing, holding, packaging, labeling and delivery of the Product and/or intermediates produced for Sponsor. In addition, Diosynth shall perform the Program in compliance with statutory and regulatory requirements applicable to the Product’s clinical phase, including any other applicable regulations and/or guidance documents promulgated by any applicable Regulatory Authority. Diosynth shall not permit debarred

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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persons to participate in the Program. Diosynth shall undertake reasonable steps to prevent such participation. If Diosynth becomes aware of the debarment or threatened debarment of any person participating in the Program, Diosynth shall promptly so notify Sponsor.

b)	Sponsor acknowledges that Diosynth has consulted with Sponsor in designing the Program in a manner consistent with current applicable regulatory guidelines. Notwithstanding the foregoing, except as set forth in Section 3(a), Diosynth does not warrant that the Program and/or the Program results will satisfy the requirements of any Regulatory Authority at the time of submission of Program results to such Regulatory Authority. As between the Parties, (i) Sponsor shall have the sole right and responsibility for determining regulatory strategy, decision and actions relating to the Program and the Product and, (ii) subject to each Party’s contractual obligations under this Agreement, Diosynth shall have the sole right and responsibility for determining regulatory strategy, decision and actions to the extent relating to (A) the Facilities; (B) Diosynth’s quality systems; or (iii) any requirement imposed on Diosynth by a Regulatory Authority. Diosynth hereby represents that, to Diosynth’s knowledge, as of the Effective Date, no requirement imposed on Diosynth by a Regulatory Authority or any other commitments made by Diosynth shall delay or prevent Diosynth from performing the Program or otherwise complying with its obligations hereunder.

c)	Should such applicable regulatory requirements change, Diosynth will promptly notify Sponsor of such change and the effect on the Program and Diosynth will use reasonable efforts to satisfy the new requirements. In the event that compliance with such new applicable regulatory requirements necessitates a change in the Scope, Diosynth will submit to Sponsor a Change Order, as herein after defined, in accordance with Section 6 of this Agreement.

d)	Subject to this Section 3, in the event of a conflict in government regulations applicable to the performance of the Program, Sponsor and Diosynth will agree in good faith as to which regulations shall be followed by Diosynth in its performance of the Program.

e)	If Diosynth receives any contact or communication from any Regulatory Authority relating in any way to the Program, Diosynth will (i) notify Sponsor and provide Sponsor with copies of any such communication within two (2) business days of its receipt of such communication and (ii) comply with all reasonable requests by Sponsor with respect to any actions to be taken or responses to be made to any such Regulatory Authority. Diosynth will promptly inform Sponsor in the event that any such Regulatory Authority takes any action against Diosynth for any reason that could be reasonably be expected to have an effect on Diosynth’s performance of the Program. Unless required by applicable laws or regulations, Diosynth will have no contact or communication with any such Regulatory Authority regarding the Product without the prior written consent of Sponsor, which consent will not be unreasonably withheld.

f)	Diosynth shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by any Regulatory Authority in order for Diosynth to perform its obligations under this Agreement.

g)	If Diosynth receives notice of action or threat of action with respect to its debarment during the Term of this Agreement (i) Diosynth shall so notify Sponsor immediately and (ii) Sponsor shall have the right to terminate this Agreement upon not less than ten (10) days’ written notice.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Section 4.

Facility Visits

The terms and conditions of Sponsor audit rights and rights to visit and inspect the Facilities are provided in the Quality Agreement.

Section 5.

Compensation

a)	Sponsor shall make the payments to Diosynth set forth in, and in accordance with, the Program Price and Payment Schedule. In addition, pursuant to the Scope, Sponsor agrees to pay Diosynth [*] for any Process Consumables purchased for the Program pursuant to the terms set forth in the Scope plus a fee equal [*] of such [*]. These amounts will be invoiced separately as they are incurred by Diosynth. Within thirty (30) days of completion of all Manufacturing under this Agreement, Sponsor will provide Diosynth with written notice specifying its preferred method of disposition for any remaining Process Consumables, the costs for which shall be borne solely by Sponsor. In specifying its preferred method for such disposition, Sponsor may choose from the following three options:

1.	having Diosynth deliver remaining Process Consumables to Sponsor or a designated storage site;

2.	having Diosynth deliver remaining Process Consumables to a destruction site; or

3.	assigning ownership of remaining Process Consumables to Diosynth at no cost.

In the event that Sponsor fails to provide written notice of its preferred method of disposition to Diosynth within the above thirty (30) day period, Diosynth will implement the second option specified above, the costs for which shall be borne solely by Sponsor.

b)	Subject to Section 5(d), payments are due thirty (30) calendar days from the date any invoice issued by Diosynth is received by Sponsor consistent with the Program Price and Payment Schedule. Unless Sponsor has advised Diosynth in good faith and in writing the specific basis for disputing an invoice, failure to pay an invoice within [*] from the date of invoice receipt may, at Diosynth’s election, constitute a material breach of this Agreement. Invoices will include a summary of all activities completed during the invoice period and a description of all Process Consumables purchased during the invoice period.

c)

Diosynth has allocated resources to the Program that may be difficult or impractical to reallocate to other programs in the event of a material delay in the conduct of the Program that is reasonably attributable to Sponsor (a “Sponsor Delay”). In recognition of this, upon the occurrence of a Sponsor Delay, (i) Sponsor shall provide Diosynth with prompt written notice of same, (ii) Diosynth shall use reasonable efforts to reallocate resources to other programs and Sponsor and Diosynth shall negotiate in good faith a Change Order to compensate Diosynth for any idled personnel or capacity it is unable to reasonably reallocate to such other programs; and (iii) subject to subsection (ii), Sponsor agrees to pay the amounts set forth in and in accordance with the Change Order during such Sponsor Delay, including for completion of any components of the Program that are so delayed and not reallocated, for a period of [*]. Notwithstanding the foregoing, if Sponsor provides a notice of the occurrence of a Sponsor Delay within [*] prior to the scheduled commencement date for manufacturing activities and Diosynth is unable to reasonably reallocate the resources to be used in the Program to other programs, then (i) as

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Diosynth’s sole remedy for such Sponsor Delay, Sponsor shall pay Diosynth, upon receipt of Diosynth’s invoice, the following amounts: (A) if the notice of the occurrence of the Sponsor Delay is delivered by Sponsor on or between [*] and [*] days from the scheduled commencement date for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule; (B) if the notice of the occurrence of the Sponsor Delay is delivered by Sponsor on or between [*] and [*] days from the scheduled commencement date for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule; and (C) if the notice of the occurrence of a Sponsor Delay is delivered by Sponsor less than [*] from the scheduled commencement date for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule; and (ii) Diosynth shall prepare in good faith and promptly provide to Sponsor a reasonable rescheduled date for the commencement of Sponsor manufacturing activities. Notwithstanding the foregoing, Sponsor Delays resulting in delays to commencement of manufacturing activities of [*] or more from the originally scheduled commencement date for such manufacturing activities shall be subject to the cancellation payments equal to [*] described in [*], less any delay payments already made by Sponsor.

d)	Diosynth shall (i) use commercially reasonable efforts to complete disposition of each cGMP batch of Product (each, a “Batch”) within the period specified in the Quality Agreement, and (ii) provide Sponsor’s quality assurance department with a Batch Packet within ten (10) days of completion of disposition of each such Batch by Diosynth and (if appropriate) a recommendation for such Batch to be released. Within thirty (30) days after Sponsor’s receipt of such documentation, Sponsor shall review the Batch Packet to determine, to the extent ascertainable from such documentation, whether or not the Batch of Product covered by such Batch Packet conforms to the specifications set forth in the agreed specifications.

e)	The following provisions shall apply if during disposition of a cGMP Batch or as a result of Sponsor’s review of the applicable Batch Packet, it is ascertained by either Party that such Batch is a Non-Conforming Batch:

(i)	Diosynth or Sponsor, as the case may be, shall provide written notice of same to the other Party.

(ii)	The Non-Conforming Batch shall not be delivered to Sponsor.

(iii)	Diosynth shall use commercially reasonable efforts to manufacture a further Batch to replace the Non-Conforming Batch.

(1)	If the Non-Conforming Batch arose other than as a result of a Diosynth Factor:

(A)	Subject to Section 5(g), Sponsor shall be obliged to make payment for such Non-Conforming Batch in accordance with Section 5 and the applicable Program Price and Payment Schedule.

(B)	If Sponsor wishes Diosynth to carry out additional work under the Program with respect to such Non-Conforming Batch, such additional work, including further manufacture, shall be carried out at a time to be agreed and subject to agreement of the price payable in respect of such further manufacture, such agreement to be recorded in a Change Order.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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(2)	If the Non-Conforming Batch arose as a result of a Diosynth Factor, Diosynth shall undertake the manufacture of a further Batch under Section 5(e)(iii) to replace the Non-Conforming Batch at Diosynth’s cost and expense and as soon as reasonably practicable.

(iv)	Unless otherwise agreed by the Parties in writing, Diosynth shall dispose of any Non-Conforming Batch that Diosynth is obligated to replace pursuant to Section 5(e)(iii) in accordance with all applicable laws, and such disposal shall be at Diosynth’s cost, if Diosynth was liable for the Non-Conforming Batch in accordance with Section 5(e)(iii)(2), and at Sponsor’s cost otherwise.

Notwithstanding the foregoing, should any hidden or latent defects be discovered after the delivery of a Batch but in no event after [*] from the date the Batch is delivered, which defects could not reasonably be discovered during disposition within that period, then Sponsor shall promptly inform Diosynth. In the event that the Batch fails to comply with agreed upon specifications, and it is agreed by the Parties or established under the mechanism set out in Section 5(g) below that such failure was due to a Diosynth Factor, then Sponsor shall be entitled to the remedies under Section 5(e)(iii)(2) and (iv).

Notwithstanding anything to the contrary in this Agreement, the remedies set out in this Section 5(e) shall be Sponsor’s sole remedies in relation to a Non-Conforming Batch.

For the avoidance of doubt, if the Parties agree that an [*] Batch under a Scope of Work is to be carried out in accordance with cGMP, such [*] Batch shall not be treated as a GMP Batch for the purposes of this Section 5.

f)	If following the review of Batch Packet, it is ascertained by agreement of the Parties (or in the absence of such agreement, through arbitration pursuant to Section 14) that the Batch conforms to the specifications set forth in the agreed specifications and otherwise complies with the representations, warranties and covenants in Section 16(d) (a “Conforming Batch”), then Sponsor shall issue to Diosynth a certificate of compliance and Diosynth shall have no liability to Sponsor pursuant to Section 5(e)(iii) with respect to such Conforming Batch, and Sponsor shall pay for such Conforming Batch pursuant to Section 5.

g)	In the event the Parties disagree in good faith as to whether a Batch of Product is a Conforming Batch or Non-Conforming Batch, the Parties shall agree to submit test samples for analysis to a mutually agreed upon independent third party GMP laboratory which is able to provide laboratory equipment and personnel that are qualified in the same manner as the Sponsor/ Diosynth facilities. The Parties hereby agree that a formal method transfer and qualification/validation must be completed by the third party laboratory prior to performing any testing related to a dispute resolution under Section 14. The costs of such independent laboratory shall be borne [*]; provided, however, that the Party that is determined to be correct in the dispute, shall be reimbursed by the other Party for its reasonable costs so incurred. The decision of such independent laboratory shall be in writing and shall be binding on both Parties unless there has been a manifest error on the face of the decision whereupon the Parties shall revert to the arbitration procedure set forth in Section 14. For the avoidance of doubt, the Parties will follow Diosynth quality procedures while accepting or rejecting the disputed Batch.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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h)	The Parties hereby agree following the production of a certain number of Batches to be determined in good faith by the Parties, to discuss in good faith an amendment to the definition of Diosynth Factor to account for Diosynth’s increased level of understanding with respect to the manufacturing process necessary to produce such Batches.

Section 6.

Change Orders

a)	The total budget for the Program specified in the Program Price and Payment Schedule, the individual budget components and the estimated durations specified in the Scope are subject to the Assumptions (as defined below) as well as the accuracy, timeliness and completeness of Sponsor’s Deliverables. Such Assumptions relate to the Program design and objectives, manpower requirements, timing, capital expenditure requirements, if any and other matters relating to the completion of the Program and are set forth in the Scope (“Program Assumptions”). Diosynth also assumes that Sponsor will cooperate and perform its obligations under this Agreement and the Scope in a timely manner, that no Force Majeure event will occur, and that there are no changes to any applicable laws, rules or regulations which materially affect the performance of the Program (the foregoing assumptions, together with the Program Assumptions, collectively, the “Assumptions”). In the event that any of the Assumptions require modification to this Agreement or the Program objectives cannot reasonably be achieved as a result of one or more of the Assumptions being materially incorrect (each being a “Modification”), the Scope may be amended as provided in paragraph b) of this Section 6.

b)	In the event a Modification is identified by Sponsor or by Diosynth, the identifying Party shall notify the other Party in writing as soon as is reasonably possible. Diosynth shall provide Sponsor with a change order containing an estimate of the additional cost to Sponsor of such Modifications including any changes that may be necessary to the Program budget, activities and/or estimated duration as specified in the Scope (“Change Order”) within ten (10) business days of receiving such notice or providing such notice to Sponsor. Sponsor shall respond in writing to such Change Order within ten (10) business days of receiving such Change Order indicating whether or not it approves the proposed Change Order. Sponsor shall be deemed to have not approved the Change Order if Diosynth does not receive a written indication from Sponsor during such ten (10) day period. If Sponsor does not approve such Change Order, then Sponsor and Diosynth shall negotiate in good faith to agree on a Change Order that is mutually acceptable. If practicable, Diosynth shall continue work on the Program during any such negotiations, but shall not commence work with respect to the Change Order unless authorized in writing by Sponsor. If the Parties are unable to agree upon a Change Order within forty-five (45) days after issuance of the relevant Change Order, then Diosynth shall, if reasonably possible, perform the Scope without regard to the unresolved Change Order; provided, however, that the estimated timelines shall be adjusted to reflect any delay during the negotiation period. In the event that in Diosynth’s reasonable judgment such performance in not possible in accordance with the current Scope and Program Price and Payment Schedule, then Diosynth shall provide written notice to Sponsor of its inability to perform in the absence of an agreed upon Change Order (the “Impasse Notice”). Upon issuance of an Impasse Notice, either Party shall have the right to terminate this Agreement or the Program affected by such Change Order within thirty (30) days following the date of delivery of such Impasse Notice.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Section 7.

Confidential Information/Legal Proceedings

a)	During the Term of this Agreement and for five (5) years following the termination of this Agreement, Diosynth will hold in confidence and will not disclose, without Sponsor’s prior written permission, any Confidential Information pertaining to the Program or otherwise disclosed by Sponsor to Diosynth in connection with the Program (“Sponsor Confidential Information”) unless: (i) such disclosure is to an affiliate of Diosynth that is under an obligation to keep such information confidential comparable in scope to Diosynth’s obligation under this Section 7; (ii) such information is or becomes publicly available through no fault of Diosynth; (iii) such information is disclosed to Diosynth by a third party entitled to disclose it; (iv) such information is already known to Diosynth as shown by its prior written records; or, (v) such information is required by any law, rule, regulation, order decision, decree, subpoena or other legal process to be disclosed. If such disclosure is requested by legal process, Diosynth will use reasonable efforts to notify Sponsor of this request promptly prior to any disclosure to permit Sponsor to oppose such disclosure by appropriate legal action. Diosynth shall use reasonable precautions to protect the confidentiality of Sponsor Confidential Information comparable to precautions taken to protect its own proprietary information.

b)	During the Term of this Agreement and for five (5) years following the termination of this Agreement, Sponsor will hold in confidence and not disclose, without Diosynth’s prior written permission, any Confidential Information pertaining to Diosynth’s performance of the Program disclosed by Diosynth to Sponsor (“Diosynth Confidential Information”) unless: (i) such disclosure is to an affiliate of Sponsor that is under a similar obligation to keep such information confidential; (ii) such information is or becomes publicly available through no fault of Sponsor; (iii) such information is disclosed by a third party entitled to disclose it; (iv) such information is already known to Sponsor as shown by its prior written records; or, (v) such information is required by any law, rule, regulation, order decision, decree, subpoena or other legal process to be disclosed. If such disclosure is requested by legal process, Sponsor will use reasonable efforts to notify Diosynth of this request promptly prior to any disclosure to permit Diosynth to oppose such disclosure by appropriate legal action. Sponsor shall use reasonable precautions to protect the confidentiality of Diosynth Confidential Information comparable to precautions taken to protect its own proprietary information.

c)	If either Party shall be obliged to provide testimony or records with respect to the Confidential Information of the other in any legal or administrative proceeding, then the Party to whom the Confidential Information belongs shall reimburse the other Party for its out-of-pocket costs incurred in providing such testimony or records plus an hourly fee for its employees or representatives used to provide such testimony or records, which shall be based on the internal fully burdened costs of such employee or representative.

d)	For both Parties, “Confidential Information” shall mean and include without limitation inventions, methods, plans, processes, specifications, characteristics, raw data, analyses, equipment design, trade secrets, costs, marketing, sales, and performance information, including patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained electronically, magnetically or by other means, which are disclosed by the disclosing Party to the recipient Party in writing or in other tangible form and whether or not marked “confidential”; provided, that, if disclosed orally (or in some other non-tangible form), the disclosing Party shall use reasonable efforts to identify such information as confidential to the recipient Party in writing within sixty (60) days of such oral disclosure.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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e)	Upon the expiration or termination of this Agreement, to the extent requested by the disclosing Party, each recipient Party shall use all reasonable efforts to collect and return to the disclosing Party any and all data, notes, records, reports, and other electronic or written information, including any and all copies that may have been made thereof, that contain Confidential Information received from the disclosing Party; provided, that, each recipient Party shall be entitled to keep one archival copy of Confidential Information provided by the disclosing Party in its confidential files.

Section 8.

Work Output

a)	All Information, data, documentation and reports produced by Diosynth in the conduct of the Program and/or all other cGMP documentation (“Work Output”) will be prepared by Diosynth using Diosynth’s standard format(s) unless otherwise specified in the Scope.

b)	Sponsor will be supplied with copies of Work Output generated as a result of the Program as set forth in the Scope or Quality Agreement. Notwithstanding the foregoing, Diosynth shall not be obliged to supply all data generated but instead will supply relevant data to Sponsor and Sponsor will have access to all data generated in relation to the Program for on-site review either (i) during any audits or (ii) upon Sponsor’s written request. All Work Output and Product samples will be archived by Diosynth for a period of five (5) years following completion of the Program unless otherwise defined by the Program or required by applicable U.S. laws or regulations. Five (5) years after completion of the Program, Work Output and Product samples will be disposed by Diosynth or sent by Diosynth to Sponsor and a return fee will be charged, as specified in writing by Sponsor. Sponsor may elect to have the Work Output retained in the Diosynth archives for an additional period of time at additional cost to Sponsor. If Sponsor chooses to have Diosynth dispose of Work Output and Product samples, a disposal fee will be charged. Notwithstanding the foregoing, Diosynth will continue to retain such Work Output and Product samples as required by regulations and as may be required by law, pertaining to such activities as well as for archival purposes. In the absence of notice at the end of the applicable period, Diosynth shall send the Work Product to Sponsor at Sponsor’s cost and expense.

Section 9.

Inventions and Patents

a)	Diosynth shall promptly and fully disclose to Sponsor any and all inventions, improvements, developments, original works of authorship or other intellectual property conceived, developed and/or reduced to practice, whether in whole or in part, by Diosynth in the course of the performance of the Program (collectively, “Program Inventions”).

b)

All Program Inventions that relate to Diosynth’s general manufacturing and analytical methods and that are not specific to the Product or Sponsor Deliverables shall be Confidential Information of, and shall be solely owned by, Diosynth (collectively, “Process Inventions”). All other Program Inventions, including without limitation, any Program Inventions that are specific to the Product or the Sponsor Deliverables (collectively, “Product Inventions”) shall be Confidential Information of, and shall be solely owned by, Sponsor. Diosynth hereby agrees to assign, and does hereby assign, to Sponsor and its successors and assigns, without further consideration, its entire right, title and interest in any Product Inventions, whether or not patentable. If Sponsor requests and at Sponsor’s expense, Diosynth will execute any and all applications, assignments or other instruments

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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and give testimony which shall be necessary to apply for and obtain Letters of Patent of the US or of any foreign country with respect to any Product Inventions and Sponsor shall compensate Diosynth for the time devoted to such activities and reimburse it for expenses incurred. For Product Inventions assigned pursuant to this section, Sponsor shall provide Diosynth a royalty-free license necessary to perform the Program for the Term of this Agreement.

Diosynth agrees to grant and hereby grants to Sponsor a perpetual, world-wide, royalty-free, sublicensable, exclusive license under all Process Inventions for use in connection with the Product. If Diosynth requests and at Diosynth’s expense, Sponsor will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain Letters of Patent of the US or of any foreign country with respect to any Process Inventions and Diosynth shall compensate Sponsor for the time devoted to such activities and reimburse it for expenses incurred.

c)	Diosynth reserves the right to use data during the course of the Program to support applications, assignments or other instruments necessary to apply for and obtain Letters of Patent of the U.S. or any foreign country with respect to Process Inventions so long as no information which Diosynth is required to keep confidential under this Agreement is disclosed in any such application, assignment, or other instrument. Diosynth shall notify Sponsor ninety (90) days in advance of intent to file such application, assignment or other instrument and Sponsor shall have the right to request that any Sponsor Confidential Information contained in any such application, assignment or other instrument be deleted therefrom.

Section 10.

Independent Contractor

Diosynth shall perform the Program as an independent contractor of Sponsor and shall have complete and exclusive control over its facilities, equipment, employees and agents. The provisions of this Agreement shall not be construed to establish any form of partnership, agency or other joint venture of any kind between Diosynth and Sponsor, nor to constitute either Party as the agent, employee or legal representative of the other. All persons furnished by either Party to accomplish the intent of this Agreement shall be considered solely as the furnishing Party’s employees or agents and the furnishing Party shall be solely responsible for compliance with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers’ compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Section 11.

Insurance

a)	Diosynth shall secure and maintain in full force and effect throughout the performance of the Program policies of insurance with companies with an AM Best Rating of at least A-, VII or its equivalent for (a) workmen’s compensation with statutory limits, (b) general liability with combined single limits of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate, (c) product liability with combined single limits of not less than $5,000,000 per occurrence and $5,000,000 in the aggregate and (d) property damage (including business interruption coverage) with limits equal to replacement value, and, in each case, having deductibles and other terms appropriate to the conduct of Diosynth’s business in Diosynth’s reasonable judgment.

b)	Sponsor shall secure and maintain in full force and effect throughout the performance of the Program policies of insurance for (a) general liability and (b) product liability having policy limits, deductibles and other terms appropriate to the conduct of Sponsor’s business in Sponsor’s reasonable judgment.

Section 12.

Delivery

Diosynth shall package for shipment and deliver Product, samples or other materials at Sponsor’s expense and in accordance with Sponsor’s full written and reasonable instructions with Sponsor bearing all packaging, shipping and insurance charges. Freight terms shall be Ex Works (Incoterms 2010) the GMP Facility. Title, possession, risk of loss, risk of damage and all forward costs and expenses shall pass to and be borne by Sponsor upon delivery. Diosynth shall retain representative samples of Product for record keeping, testing and regulatory purposes. Sponsor shall provide for shipping of each Batch of Product within thirty (30) calendar days of its issuance of certificate of compliance in accordance with Section 5(f), unless otherwise agreed between the Parties. In the event of any delay by Sponsor in issuance of the certificate of compliance or shipping of Product in accordance with this Section 12, the Parties acknowledge and agree that liability and risk of loss for each such shipment of Product shall automatically transfer to (and be assumed by) Sponsor effective upon expiration of sixty (60) days period since completion of manufacturing.

Section 13.

Default/Limitation of Warranty

a)	If Diosynth is in default of its material obligations under this Agreement, Sponsor shall promptly notify Diosynth in writing of any such default. Diosynth shall have a period of forty-five (45) days from the date of receipt of such notice within which to cure or, if a cure cannot reasonably be effected within such forty-five (45) day period, to deliver to Sponsor a plan for curing such breach that is reasonably sufficient to effect a cure as soon as practicable thereafter and to commence in good faith to cure such default in accordance with the plan within such forty-five (45) day period; provided, that, if the cure involves the supply to Sponsor of a replacement shipment of Product, the Parties will agree in good faith on a reasonable date by which Diosynth shall supply such Product. If Diosynth fails to so cure, or commence to cure, such breach, then this Agreement shall, at Sponsor’s option, immediately terminate.

b)

If Sponsor is in default of its material obligations under this Agreement, Diosynth shall promptly notify Sponsor in writing of any such default. Sponsor shall have a period of forty-five (45) days from the date of receipt of such notice within which to cure such default

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	12

or, if a cure cannot reasonably be effected within such forty-five (45) day period, to deliver to Diosynth a plan for curing such breach that is reasonably sufficient to effect a cure as soon as practicable thereafter and to commence in good faith to cure such default in accordance with the plan within such forty-five (45) day period. If Sponsor fails to so cure, or commence to cure, such breach within the specified cure period, this Agreement may, at Diosynth’s option, immediately terminate.

c)	Not withstanding anything herein to the contrary, EXCEPT AS SET FORTH IN SECTION 15, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING IN CONNECTION WITH THE DEFAULT OR BREACH OF ANY OBLIGATION OF THE OTHER PARTY UNDER THIS AGREEMENT, THE SCOPE OR ANY DOCUMENTS OR APPENDICES RELATED THERETO. EXCEPT FOR THE OBLIGATIONS OF DIOSYNTH UNDER SECTION 15(a), THE MAXIMUM LIABILITY OF DIOSYNTH FOR DAMAGES IN CONNECTION WITH A CLAIM RELATED TO THIS AGREEMENT, REGARDLESS OF THE CAUSE OF ACTION, [*].

d)	EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY PROVIDES TO THE OTHER PARTY HERETO ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS AND SERVICES PROVIDED HEREUNDER, AND ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE WAIVED. SUBJECT TO DIOSYNTH’S OBLIGATIONS WITH RESPECT TO THE QUALITY OF THEIR SERVICES AS DESCRIBED HEREIN, INCLUDING THE APPLICABLE SCOPE OF WORK, QUALITY AGREEMENT OR OTHER AGREEMENT BETWEEN THE PARTIES, DIOSYNTH MAKES NO WARRANTIES THAT THE EXECUTION OF THE SCOPE WILL RESULT IN ANY SPECIFIC QUANTITY OR QUALITY OF PRODUCT.

Section 14.

Dispute Resolution

a)	In the event any dispute shall arise between Sponsor and Diosynth with respect to any of the terms and conditions of this Agreement or the Program the senior executives of Sponsor and Diosynth shall meet as promptly as practicable after notice of such dispute to resolve in good faith such dispute.

b)	If Sponsor and Diosynth are unable to satisfactorily resolve the dispute within thirty (30) days following referral to the senior executives, then such dispute shall be referred to mediation in accordance with the rules of the American Arbitration Association. The Parties shall participate in the mediation in a good faith attempt to settle the dispute. The mediation shall be held in Washington, D.C.

c)

If mediation fails to resolve the dispute within forty-five (45) days of the initial meeting pursuant to Section 14 a) above, then such dispute shall be finally settled by an arbitrator in accordance with this Section 14. The arbitration will be held in Washington, D.C., and except as noted below, shall be conducted in accordance with the rules of the American Arbitration Association by a neutral arbitrator agreeable to both Parties. If the Parties do not agree on an arbitrator within thirty (30) days of the termination of the mediation as indicated by at least one of the Parties, the American Arbitration Association shall appoint an arbitrator to hear the case in accordance with its rules. The arbitrator shall have no

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	13

authority to award consequential, punitive or exemplary damages or to vary from or ignore the terms of this Agreement and shall be bound by controlling law. The Parties may seek judicial intervention for emergency relief, such as restraining orders and injunctions where appropriate.

d)	Any decision by the arbitrator shall be binding upon the Parties and may be entered as final judgment in any court having jurisdiction. The cost of any arbitration proceeding shall be borne by the Parties as the arbitrator shall determine if the Parties have not otherwise agreed. The arbitrator shall render a final decision in writing to the Parties.

Section 15.

Indemnification

a)	Diosynth shall indemnify Sponsor and its affiliates and their respective officers, directors and employees (“Sponsor Indemnitees”) from any loss, cost, damage or expense (“Loss”) from any lawsuit, action, claim, demand, assessment or proceeding made or brought by a third party (“Claim”) arising from or related to (i) the material breach of any representation or warranty by Diosynth under this Agreement; (ii) the failure of Diosynth to perform the Services in accordance with the Scope; (iii) the material breach by Diosynth of any applicable statute or regulation relating to the Program; or (iv) Diosynth’s negligence or intentional misconduct or inaction (including violation or non-performance of this Agreement); provided, that, if such Loss or Claim arises in whole or in part from Sponsor’s negligence or intentional misconduct or inaction, then the amount of the Loss that Diosynth shall indemnify Sponsor Indemnitees for pursuant to this Section 15 shall be reduced by an amount in proportion to the percentage of Sponsor’s responsibilities for such Loss determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

b)	Sponsor shall indemnify Diosynth and its affiliates and their respective officers, directors and employees (“Diosynth Indemnitees”) from any Claim or Loss arising from or related to: (i) the use by Sponsor of Sponsor Deliverables, Process Consumables, or the Product; (ii) the material breach of any representation or warranty by Sponsor under this Agreement; (iii) the infringement or alleged infringement of the intellectual property rights of a third party arising out of Diosynth’s use of any technical information, materials or know-how provided by Sponsor to Diosynth for Diosynth’s conduct of the Program in accordance with the Scope; or (iv) the negligence or intentional misconduct or inaction of Sponsor; provided, that, if such Loss or Claim arises in whole or in part from Diosynth’s negligence, gross negligence or intentional misconduct or inaction, then the amount of such Loss that Sponsor shall indemnify the Diosynth Indemnitees for pursuant to this Section 15 shall be reduced by an amount in proportion to the percentage of Diosynth’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

c)

Upon receipt of notice of any Claim which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other Party, (the “Indemnifying Party”) with a Claim for indemnity (“Indemnity Claim”). Any delay or failure to give notice shall not discharge the duty of the Indemnifying Party to indemnify except to the extent it is prejudiced by such delay or failure. Such Indemnity Claim shall indicate the nature of the Indemnity Claim and the basis therefore. Promptly after an Indemnity Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Indemnity

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	14

Claim; provided, that, (i) the Indemnified Party will have the right to participate in the defense of any such Indemnity Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Indemnity Claim with due regard for the business interests and potential related liabilities of the Indemnified Party and (iii) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement and receive approval thereof, not to be unreasonably withheld. The Indemnified Party shall have the right, at its election, to release and hold harmless the Indemnifying Party from its obligations hereunder with respect to such Indemnity Claim and assume the complete defense of the same in return for payment by the Indemnifying Party to the Indemnified Party of the amount of the Indemnifying Party’s settlement offer. The Indemnifying Party will not, in defense of any such Indemnity Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Indemnity Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Indemnity Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

Section 16.

Representations and Warranties

a)	Each Party represents and warrants to the other that it has the full right and authority to enter into this Agreement and to perform this Agreement in accordance with the terms and conditions set forth herein; this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; the execution, delivery and performance of this Agreement does not breach, violate, contravene or constitute a default under any contract or commitment to which such Party is a party or by which it is bound nor does the execution, delivery and performance of this Agreement by such Party violate any order, law or regulation of any court, governmental body or administrative or other agency having authority over it. Each Party represents and warrants to the other that neither it nor any of its officers, directors, or its employees performing services under this Agreement has been debarred, or convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code §§335(a) and (b).

b)	Each Party represents and warrants to the other Party that it has obtained and will at all times during the term of this Agreement, hold and comply with all licenses, permits and authorizations necessary to perform this Agreement as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of the United States and any applicable foreign, state, and local governments and governmental entities.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	15

c)	Sponsor hereby represents and warrants to Diosynth that it has legal title and/or a valid license to the Sponsor Deliverables necessary to conduct the Program in accordance with the Scope.

d)	Diosynth hereby represents and warrants to Sponsor that (i) Diosynth will operate the GMP Facility in compliance with cGMP in all aspects of manufacturing, testing, holding, packaging, labeling and preparation for shipping of the Product and will perform the Program in compliance with cGMP and that the Products will conform to the packaging instructions provided by Sponsor and agreed upon by Diosynth; (ii) Diosynth owns or lawfully controls the GMP Facility, and the GMP Facility shall be maintained in accordance with cGMP and in such condition as will allow Diosynth to manufacture the Product in compliance with cGMP; (iii) Diosynth has written agreements with all its employees involved in the performance of the Services, which agreements shall require that all discoveries and inventions conceived or reduced to practice by such employees in the conduct of the Services shall be promptly disclosed and assigned to Diosynth; and Diosynth has the right to assign to Sponsor its rights in and to all Product Inventions as provided in this Agreement; (iv) Diosynth is under no contractual or other obligation or restriction that is inconsistent with Diosynth’s performance of this Agreement; and (v) in performing this Agreement, Diosynth will comply with all applicable laws and perform the Program in compliance with applicable cGMP regulations, except as specified otherwise in this Agreement.

Section 17.

Force Majeure

Either Party shall be excused from performing its respective obligations under this Agreement if its performance is delayed or prevented by any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, insurrection, civil strife, riots, government action, acts of terrorism or power failure; provided, that, such performance shall be excused only to the extent of and during such disability. The Party subject to such event shall promptly notify the other Party of the occurrence thereof and, if known, the expected duration. Any time specified or estimated for completion of performance in the Scope falling due during or subsequent to the occurrence of any or such events shall be automatically extended for a period of time to recover from such disability. Diosynth will promptly notify Sponsor if, by reason of any of the events referred to herein, Diosynth is unable to meet any such time for performance specified or estimated in the Scope. If any part of the Program is invalid as a result of such disability, Diosynth will, upon written request from Sponsor, but at Sponsor’s sole cost and expense, repeat that part of the Program affected by the disability.

Section 18.

Allocation of Resources

If delays in the agreed commencement or performance of the Program occur because of Sponsor’s request or inability to supply Diosynth with agreed Sponsor Deliverables or any information required to begin or perform the Program within thirty (30) days of such agreed time, Diosynth may reallocate resources being held for performance of the Program. In such event, Diosynth shall be relieved of its obligation to perform the Program as set forth in the Scope except that upon such delay being removed or remedied, Diosynth will use commercially reasonable efforts to allocate resources to performance of the Program as set forth in the Scope.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	16

Section 19.

Use of Names

The Parties anticipate opportunities for joint or independent press releases or other announcements relating to the activities contemplated hereby. Notwithstanding the foregoing, neither Party shall use the name of the other Party or the names of the employees of the other Party in any advertising or sales promotional material or in any publication without prior written permission of such Party. Such consent may not be unreasonably withheld. This provision shall not restrict a Party’s ability to use the other Party’s name and to disclose the terms of this Agreement to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

Section 20.

Term/Termination

a)	This Agreement shall take effect on the date first written above and continue in effect, unless earlier terminated pursuant to this Section 20, until the completion of the Program (the “Term”).

b)	In addition to the termination rights set forth in Section 13, Sponsor may at any time terminate this Agreement by giving forty-five (45) days written notice to Diosynth. In the event Sponsor elects to terminate for reasons other than pursuant to Section 13 or in the event that Diosynth terminates this Agreement pursuant to Section 13, then, as Diosynth’s sole remedy under this Agreement, Sponsor shall pay Diosynth upon receipt of Diosynth’s invoice, the following amounts:

(i)	All amounts owed for services completed but not yet invoiced; plus

(ii)	All unpaid costs incurred or committed for Process Consumables; plus

(iii)	A termination fee to be paid on or before forty-five (45) days of the effective date of termination, calculated as follows:

(A) [*] of any unbilled amounts set forth in the Program Price and Payment Schedule under all headings, other than “Manufacturing”; plus

(B) (1) If the effective date of termination is within [*] of the scheduled commencement date for manufacturing activities, but prior to the date that is [*] prior to the scheduled commencement for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule (as amended to include any executed Change Orders); or

(B) (2) If the effective date of termination is within [*] of the scheduled commencement date for manufacturing activities, but prior to the date that is [*] prior to the scheduled commencement for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule (as amended to include any executed Change Orders); or

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	17

(B) (3) If the effective date of termination is within [*] of the scheduled commencement date for manufacturing activities, but prior to the date that is [*] prior to the scheduled commencement for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule (as amended to include any executed Change Orders); or

(B) (4) If the effective date of termination is within [*] of the scheduled commencement date for manufacturing activities, an amount equal to [*] of the unbilled activities under the Manufacturing heading in the Program Price and Payment Schedule (as amended to include any executed Change Orders).

c)	For the avoidance of doubt, the provisions of this Section 20 shall not apply to delays, including without limitation, Sponsor Delays, which are addressed in Section 5(c). For the avoidance of doubt, in the event of termination of this Agreement for any reason, (i) Diosynth will terminate all services in progress under the Program in an orderly manner as soon as practical and in accordance with a schedule agreed to by Sponsor, unless Sponsor specifies in the notice of termination that such services in progress should be completed, (ii) Diosynth will deliver to Sponsor any Sponsor Deliverables and Work Output in its possession or control and all Product Inventions developed through the date of termination or expiration, and (iii) Sponsor will pay Diosynth any monies due and owing Diosynth, up to the time of termination or expiration, for services actually performed and all authorized expenses actually incurred pursuant to Section 20(b). The termination of this Agreement for any reason shall relieve neither Party of its obligation to the other for obligations in respect of: (i) confidentiality of information; (ii) consents for advertising purposes and publications; (iii) indemnification; (iv) inventions and patents; (v) compensation for services performed and (vi) dispute resolution.

Section 21.

Program Management.

a) Joint Steering Committee. Effective on the Effective Date, Sponsor and Diosynth shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of an equal number of representatives designated by Sponsor and Diosynth.

b)	Alliance Managers. Each Party shall appoint one person to serve as an Alliance Manager (each, an “Alliance Manager”) with responsibility for overseeing the day-to-day activities of the Parties with respect to the Program and for being the primary point of contact between the Parties with respect to the Program. The Diosynth customer Project Leader will serve as the Diosynth Alliance Manager. The Alliance Managers shall report to the Joint Steering Committee.

c)	Replacement of Joint Steering Committee Representatives and Alliance Managers. Each Party shall be free to replace its representative members on the Joint Steering Committee or its Alliance Manager with new appointees who have authority to act on behalf of such Party, on notice to the other Party.

d)	Responsibilities of Joint Steering Committee. The Joint Steering Committee shall be responsible for overseeing and directing the Parties’ interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:

(i)	monitoring the performance of the Program;

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	18

(ii)	resolving disagreements that arise under the Agreement; and

(iii)	determining the need for and terms of any Change Orders.

e)	Meetings. The Joint Steering Committee shall meet at such times as the Joint Steering Committee determines to resolve issues arising hereunder and to perform its responsibilities under this Agreement; provided, that, the Joint Steering Committee shall meet not less than four (4) times per calendar year unless otherwise mutually agreed. Such meetings may be in person or by telephone as agreed by the Joint Steering Committee. To the extent that meetings are held in person, they shall alternate between the offices of the Parties unless the Parties agree otherwise. The Alliance Managers shall attend all meetings of the Joint Steering Committee. All decisions of the Joint Steering Committee shall be unanimous. The first meeting shall be held on or before January , 2013.

f)	Administration. The chairperson of the Joint Steering Committee shall be designated every six (6) months on an alternating basis between the Parties. The initial chairperson will be selected by Diosynth. The chairperson shall be responsible for calling meetings, sending notices of meetings and for leading such meetings.

g)	Minutes. Within fifteen (15) days after each Joint Steering Committee meeting, the Alliance Manager for the party whose representative chaired the Joint Steering Committee meeting shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Steering Committee. Minutes shall be approved or disapproved and revised, as necessary, at the next meeting. Final minutes shall be distributed to the members of the Joint Steering Committee.

h)	Dispute Resolution. In the event that the Joint Steering Committee cannot reach agreement with respect to any material issue, then the issue shall be resolved in accordance with the dispute resolution provisions in Section 14.

i)	Limitations. The Joint Steering Committee is not empowered to amend the terms of this Agreement.

Section 22.

Assignment

This Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall be entitled, without the prior written consent of the other Party, to assign all or any part of its rights under this Agreement to a purchaser of all or substantially all of its assets to which this Agreement relates, or an entity with which it may merge or sell its capital stock where it is not the surviving company; provided, that, the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement. No assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations hereunder. The terms of this Agreement shall inure to the benefit of successors and assigns.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	19

Section 23.

Notice

All notices to be given as required in this Agreement shall be in writing and shall be delivered personally, sent by telecopies, or mailed either by a reputable overnight carrier or first class mail, postage prepaid to the Parties at the addresses set forth below or such other addresses as the Parties may designate in writing. Such notice shall be effective on the date sent, if delivered personally or sent by telecopier, the date after delivery if sent by overnight carrier and on the date received if mailed first class.

If to Sponsor:

Synageva BioPharma Corp.

128 Spring Street, Suite 520

Lexington, MA 02421

P: 781-357-9900

F: 781-357-9901

Attention: Legal Department

If to Diosynth:

President

Fujifilm Diosynth Biotechnologies

101 J. Morris Commons Lane

Morrisville, NC 27560

P: 919-337-4404

F: 919-337-0899

With copies to:

General Counsel

Fujifilm Diosynth Biotechnologies

Hexagon Tower

Blackley, Manchester, M9 8ES, United Kingdom

Facsimile No.: +44 161 721 5801

Assistant General Counsel

FUJIFILM Holdings America Corporation

200 Summit Lake Drive

Valhalla, New York 10595-1356

Fax: 914-789-8514

Section 24.

Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of Delaware except for its rules regarding conflict of laws.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	20

Section 25.

Waiver/Severability

No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement. If any provisions hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

Section 26.

Nonsolicitation

For the term of this Agreement, and for twelve (12) months following termination of this Agreement, for any reason, neither Sponsor nor Diosynth nor any of their employees or agents shall, directly or indirectly, solicit, hire, or attempt to solicit or hire, any employees of the other who were involved in the Program, unless otherwise approved by the other Party. This provision shall not restrict either Party or its affiliates from advertising employment opportunities in any manner that does not directly target the other Party or its Affiliates.

Section 27.

Entire Agreement; Modification/Counterparts

a)	This instrument including the attached Appendices sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by Diosynth for Sponsor and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings, and commitments with respect thereto and shall take precedence over all terms, conditions and provisions on any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter. This Agreement shall not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument shall make specific reference to this Agreement and shall express the plan or intention to modify same.

b)	This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

c)	This Agreement becomes effective and binding on both Parties on and as of the last date that the Parties hereto have executed this Agreement. Should terms contained herein be at variance with the terms and conditions specified in Sponsor’s written acceptance, then the terms and conditions contained herein take precedence.

[Remainder of page intentionally left blank.]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	21

Synageva BioPharma Corp.		FUJIFILM Diosynth Biotechnologies U.S.A., Inc.

By:	/s/ Stephen Mahoney	By:	/s/ Henrik Edeback

Name:	Stephen Mahoney	Name:	Henrik Edeback

Title:	VP, General Counsel	Title:	VP Finance

Date:	1/22/13	Date:	1/22/13

FUJIFILM Diosynth Biotechnologies U.S.A., Inc.

		By:	/s/ Stephen Spearman

		Name:	Stephen Spearman

		Title:	President

		Date:	22 Jan 2013

[Signature page to Bioprocessing Services Agreement]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	22

SOW Technology Transfer and Manufacture of SBC-102

APPENDIX 1

Scope of Work for Technology Transfer

and cGMP Manufacture of SBC-102

Drug Substance

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	Page 1 of 20

SOW Technology Transfer and Manufacture of SBC-102

TABLE OF CONTENTS

1.0	PROGRAM DEFINITIONS	3

2.0	ACRONYMS	5

3.0	INTRODUCTION	6

4.0	SCOPE ASSUMPTIONS	7

5.0	SPONSOR DELIVERABLES	8

6.0	PROGRAM MANAGEMENT	9

7.0	[*]	10

8.0	TECHNOLOGY TRANSFER	11

9.0	PRODUCT RECOVERY AND PURIFICATION PROCESS TRANSFER	11

10.0	ANALYTICAL METHOD	13

11.0	DEMONSTRATION RUN	14

12.0	[*] AND FACILITY PREPARATION	15

13.0	[*]	16

14.0	CGMP MANUFACTURING	17

15.0	CURRENT PROCESS FLOW DIAGRAM	19

16.0	CURRENT CERTIFICATE OF ANALYSIS FOR EGG WHITES	20

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	Page 2 of 20

SOW Technology Transfer and Manufacture of SBC-102

1.0	PROGRAM DEFINITIONS

The definitions listed below reflect terms used in this Scope.

Sponsor:	Synageva BioPharm (Synageva) with a place of business at 128 Spring Street Suite 520 Lexington, MA 02421

Fujifilm Diosynth:	Fujifilm Diosynth Biotechnologies USA Inc. (Fujifilm Diosynth), with a place of business at 101 J. Morris Commons Lane Morrisville, North Carolina 27560.

Agreement:	The Bioprocessing Services Agreement, of which this Scope document is considered an attachment. (Also referred to herein as the “BSA”).

Bulk Drug Substance:	Drug Substance filled into bulk containers, using aseptic techniques, under a laminar flow hood.

cGMP:	Current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) U.S. regulations in Title 21 of the U.S. Code of Federal Regulations Parts 210, 211, 600 and 610 (c) the EC Guide to Good Manufacturing Practice for Medicinal Intermediate Products, v.4, including relevant sections of DIR 2003/94/EC, and (d) International Conference on Harmonization (ICH) Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.

Drug Product:	The dosage form of SBC-102 in the final immediate packaging intended for clinical use.

[*]:	[*] run intended to execute the series of unit operations, in the specified order to evaluate whether or not the process for manufacturing Product in its entirety meets Product / process draft specifications.

In-Process Control:	Analytical testing performed by Quality Control during execution of the process to provide data for making process decisions. The manufacturing process is on hold during testing until results are obtained.

In-Process Testing:

Analytical testing performed on samples from the process, often after the process is finished, to provide data about performance of the process.

The manufacturing process is not on hold until results are obtained. Results of In-Process Testing are not used for making decisions during execution of the process; but can be used for batch decisions after execution of the process.

Item Specification:	A set of criteria to which a material must conform to be considered acceptable for its intended use.

Intermediate	Process fraction containing Product generated during the manufacturing prior to Bulk Drug Substance.

Manufacturing Process:	The detailed instructions used to produce the Product, which have been agreed by Fujifilm Diosynth and the Sponsor.

Process Consumables:	Process Consumables include any Process Consumable or Raw Material used in the manufacture of an intermediate or Drug Substance that do not by themselves participate in a chemical or biological reaction. Such other materials include: [*]

Process:	The manufacturing process consisting of three sub-processes: fermentation, product recovery, and purification.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Product:	Recombinant form of the human Lysosomal Acid Lipase (LAL) enzyme known as SBC-102

Program:	The services to be performed with respect to Product by Fujifilm Diosynth under the Agreement as more particularly detailed in this Scope.

Raw Materials:	Any ingredient intended for use in the manufacture of an intermediate or API, including those that may not appear in the final formulation. These include chemicals used directly and/or indirectly in the manufacturing process.

Reference Standard:	A substance that has been shown by an extensive set of analytical tests to be authentic material representative of the Product and process.

Scope:	This Appendix 1 – Scope of work, which the Parties acknowledge is part of the Agreement. The scope is a component of the legal Agreement that specifies the Program design, information desired, estimated duration of the Program and all other matters pertinent to the completion of the Program.

Scope Assumptions:	Assumptions relating to the Program design, objectives, process assumptions, deliverables, resource requirements, timing, capital expenditure requirements (if any) and other matters relating to the completion of the Program as set forth in the Scope.

Technical Summary Report:	Detailed reports to be provided to Synageva upon completion of the different sections of the Scope of work as detailed in Appendix 1 describing the experimental methods and justification for the process description, to include data from all experiments, and a preliminary rationale for each unit operation. The reports will also outline any additional work that needs to be performed to complete the Process and Product characterization and recommendations for the next stages, as appropriate.

Third Party:	Any organization other than Fujifilm Diosynth and Sponsor, selected by Fujifilm Diosynth or Sponsor to perform services related to manufacture and testing of the Product.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

2.0	ACRONYMS

API	Active Pharmaceutical Ingredient

BDS	Bulk Drug Substance

BLA	Biologics License Application

BOM	Bill of Materials

BSA	Bioprocessing Services Agreement

C of A	Certificate of Analysis

cGMP	current Good Manufacturing Practice

CMC	Chemistry, Manufacturing and Controls

CPL	Customer Project Leader

DNA	Deoxyribonucleic Acid

ELISA	Enzyme Linked Immuno-Sorbent Assay

FDA	Food and Drug Administration

HCP	Host Cell Protein

HPLC	High Pressure Liquid Chromatography

ICH	International Conference on Harmonization

IPC	In-Process Control

IPT	In-Process Test

L	Liters

QA	Quality Assurance

QC	Quality Control

SDS-PAGE	Sodium Dodecyl Sulfate Polyacrylamide Gel Electrophoresis

SEC	Size Exclusion Chromatography

SOP	Standard Operating Procedure

STM	Standard Test Method

TOC	Total Organic Carbon

UF/DF	Ultrafiltration and Diafiltration

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

3.0	INTRODUCTION

The Sponsor has requested that Fujifilm Diosynth transfer the process and associated analytics for manufacture of SBC-102. SBC-102 is an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, a lysosomal storage disorder. SBC-102 is a recombinant form of the human LAL enzyme. SBC-102 contains glycan structures that are specifically recognized and internalized by specific receptors into key target cells. In 2010, SBC-102 received orphan drug designation in both the US and EU.

SBC-102 is produced in the egg white of transgenic hens. SBC-102 will be recovered from the egg whites and purified. Synageva would like to establish a process that is capable of processing approximately [*] of egg whites containing Lysosomal Acid Lipase (rhLAL) at Fujifilm Diosynth. At this time, Synageva is requesting [*] manufacturing runs at the scale of [*] egg whites. The first manufacturing run may be executed as [*]

Note:	The ability to execute the [*] run is subject to business and quality agreement. An assessment of whether the [*] will be [*] run will be performed after the conclusion of the [*].

This Scope outlines activities for this program.

TECHNOLOGY TRANSFER

Process Transfer

•	Product recovery process transfer

•	Purification process transfer

Analytical

•	Qualified method transfer to support technology transfer and manufacturing

Demonstration Runs

•

[*] product recovery and purification runs to be executed at approximately [*] of egg whites containing rhLAL in the process development laboratories. The actual volume of egg whites containing rhLAL will be determined based upon equipment and process scale factors.

MANUFACTURING

[*]

•	Procurement and testing of raw materials and process consumables

•	[*] and facility set-up, including qualification of necessary equipment, if required.

cGMP Manufacturing Runs

•	[*] at approximately [*] of egg whites containing rhLAL working scale.

•	Disposition of all lots of SBC-102 drug substance produced.

Note:

The ability to execute the [*] manufacturing run as a [*] run is subject to business and quality agreement. After reviewing the results of the demonstration runs, the feasibility of the [*] manufacturing run to be executed as a [*] will be evaluated. If it is mutually agreed that the first manufacturing run will be executed as a [*], prior to execution of the run, both parties will agree to target success criteria for the run. In the event the target

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

success criteria for the first are not met, the first run will be deemed an [*] and the Sponsor will be charged the [*] rate. Adjustments to the Scope, Price, and Payment Schedule will be managed via Change Order.

Summary Reports

•	Technology transfer activities summary report.

•	Manufacturing activities summary report.

4.0	SCOPE ASSUMPTIONS

Assumptions for this Scope are listed below. If these Scope Assumptions change or prove to be invalid, the Program activities, Program price, and estimated duration will be modified accordingly.

1.	Any timeline provided is for planning purposes only and exhibits estimated durations for activities. Any delay to contract approval and/or Sponsor deliverables may subsequently delay other activities, including milestone completion dates.

2.	All technology transferred to Fujifilm Diosynth by Sponsor will perform as represented by Sponsor and is suitable for its intended use.

3.	All analytical samples collected during manufacturing will be stable under conditions recommended, to permit in process control testing.

4.	[*].

5.	Standard Fujifilm Diosynth cleaning procedures are capable of degrading Product as demonstrated by [*].

6.	Any animal derived materials that are required for Product production have been evaluated for TSE / BSE risk and deemed suitable for human use.

7.	The majority of the manufacturing process can be modified to fit equipment currently available at Fujifilm Diosynth. Processing steps that may require capital investment are the egg white thaw and the UFDF steps. A more detailed review of the program’s equipment needs will be evaluated during the transfer. [*], the program price and timeline may be impacted.

8.	Fujifilm Diosynth will employ [*] during performance of this Program as long as the equipment meets process requirements and appropriate cleaning and lack of carry-over from other products can be demonstrated. Where appropriate Fujfilm Diosynth will employ [*] to support manufacturing of SBC-102. The final equipment list is dependent on the manufacturing scale and will be established during transfer and [*]. If Synageva wishes to employ equipment [*] the manufacturing of SBC-102, or should [*] be required, the program price and timeline may be impacted.

9.	[*] will be used for storage of buffers and in-process materials as appropriate. Fujifilm Diosynth will leverage existing stability information (e.g. bioburden, endotoxin) to support length of storage for process buffers and/or solutions.

10.	Product recovery can be completed within [*], including cleaning.

11.	Purification can be completed within [*], including awaiting QC eluate fraction results, cleaning and steaming.

12.	Low-pressure [*] chromatography columns will be used for purification.

13.	Sponsor will be responsible for performing any assays requiring the use of tissue cultures or animals.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

14.	Whenever possible, Raw Materials will be sourced as [*] from Fujifilm Diosynth approved vendors. Raw Materials will be released based on [*] C of A and ID testing only, with the exception of Critical Raw Materials which will be [*].

15.	[*] manufacturing runs at the [*] egg white scale are identified within the Scope. [*] of egg whites contains approximately [*]. At least [*] of the [*] manufacturing runs will be executed under [*] conditions.

Note: The ability to execute the first manufacturing run [*] run is subject to business and quality agreement.

16.	The Sponsor will be responsible for all [*].

17.	Fujifilm Diosynth will use standard packing procedures for Product shipments.

18.	Fujifilm Diosynth’s standard formats will be used for preparation of transfer and manufacturing documentation.

5.0	SPONSOR DELIVERABLES

Sponsor will provide the following items at the following times:

Lysosomal Acid Lipase (rhLAL) Egg Whites

1.	All egg whites containing Lysosomal Acid Lipase (rhLAL) provided to Fujifilm Diosynth must be tested and found negative for [*]. Documentation to ensure that the material meets all agreed Certificate of Analysis specifications no less than [*] prior shipment of the material to Fujifilm Diosynth.

2.	Lysosomal Acid Lipase (rhLAL) containing egg whites, sufficient to initiation transfer activities, will be delivered to Fujifilm Diosynth Process Development laboratories at least [*] prior to the start date for activities stated within the Scope.

3.	Lysosomal Acid Lipase (rhLAL) containing egg whites for cGMP production will be delivered to Fujifilm Diosynth upon establishment of the receiving [*] in support of manufacturing activities.

4.	Documentation to support receipt, acceptance, and release of Lysosomal Acid Lipase (rhLAL) containing egg whites in accordance to the receiving [*] for use in the manufacturing facility.

Analytical

5.	Analytical test methods, qualification or validation protocols and reports for the methods to be transferred, and list of reagents required within [*] of the effective date of the Agreement.

6.	Qualified reference standard to support process transfer and demonstration run within [*] of the effective date of the Agreement.

Process

7.	Documentation to initiate transfer and establishment of the manufacturing process (including process development reports, historical data, current process specifications, list of materials and process consumables, and executed formulation and batch records or production protocols) – not to exceed [*] of the effective date of the Agreement.

8.	Bill of materials for GMP manufacturing with vendor catalogue numbers, material grade, and quantities for all process consumables – not to exceed [*] of the effective date of the Agreement.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Other

9.	Appointment of Alliance Manager authorized to represent and communicate with Fujifilm Diosynth on behalf of Sponsor.

10.	Timely review and approval of all Fujifilm Diosynth documents submitted to Sponsor for approval, such as [*] and Sponsor-[*] (preferably within [*]). Review of documentation will be [*]. Comments from [*], if applicable, are to be provided cumulatively in one (1) document.

11.	MSDS and [*] regarding the Product in support of [*] of the Product [*] prior to initiation of process transfer activities.

12.	Timely updates on any results of [*], or otherwise acquired knowledge that might impact the [*].

6.0	PROGRAM MANAGEMENT

6.1	Objectives

1.	Fujifilm Diosynth will provide overall management of the Program according to the Scope and Agreement.

6.2	Activities

1.	Fujifilm Diosynth will appoint a [*] to manage Program execution who will continuously evaluate the Program performance and will initiate discussions with Sponsor when Program-related issues arise.

2.	The [*] will:

•	Manage Program performance as defined in the Agreement.

•	Serve as primary contact for the Program and communications with Sponsor and internal Fujifilm Diosynth project team members.

•	[*] work with Sponsor to determine what additional activities are required to support Sponsor’s Program and/or regulatory submissions.

•	[*] work with Sponsor to identify [*] Scope as defined, and determine and agree upon course of action according to the Agreement.

•

Conduct project meetings with Sponsor on a regular basis. Method of meeting (face-to-face, teleconference, etc.) and timing will be [*] and may vary depending on the needs of the Program and provide appropriate documentation and reporting to the team [*].

•	Track Program progress against [*]

•	Facilitate the review and approve invoices with the Sponsor.

6.3	[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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7.0	[*]

7.1	Objective

1.	Perform [*].

2.	Establish requirements for [*].

3.	Perform [*]:

•	[*] requirements

•	[*] requirements

Note:	[*] is required for all products [*]. [*] must be performed before any [*]

7.2	Activities

1.	Review Sponsor process of [*].

2.	Review Sponsor supplied MSDS and [*] data to [*].

3.	Establish [*].

4.	Review [*] procedures for [*] and establish [*] requirements, if appropriate.

5.	Perform [*] to assess [*] of Product and [*].

Note:	The joint project team will define the requirements of [*] for Product samples from [*].

6.	Establish [*] requirements and recommend [*] solutions to ensure product [*].

7.	Establish appropriate procedures and policies.

8.	Establish [*] requirements.

7.3	[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

TECHNOLOGY TRANSFER

8.0	TECHNOLOGY TRANSFER

8.1	Objective

1.	Prepare Fujifilm Diosynth personnel and [*] to support transfer of the SBC-102 process into Fujifilm Diosynth’s [*].

8.2	Activities

1.	Receive and review existing process and analytical information from Sponsor in the form of raw data, manufacturing instructions, historical data and process development reports.

2.	Establish an initial process consumable list and order materials required to support process development activities.

3.	Based on process documentation provided by Sponsor, prepare [*] Fujifilm Diosynth’s manufacturing facility, including [*].

8.3	[*]

9.0	PRODUCT RECOVERY AND PURIFICATION PROCESS TRANSFER

9.1	Objectives

1.	Transfer the Sponsor’s product recovery and purification processes into Fujifilm Diosynth’s [*].

2.	Adapt current processes, as necessary, to assure fit with Fujifilm Diosynth manufacturing facilities and equipment.

9.2	Activities

1.	Perform [*] recovery and purification transfer runs using Lysosomal Acid Lipase (rhLAL) containing egg whites supplied by the Sponsor. The target initial volume for each transfer [*] of egg whites. The initial volume for each transfer set will be finalized in the [*] to ensure that the [*] transfer runs yields information suitable to use in assessing the process and transfer.

•	[*]

2.	Evaluate the suitability of the transferred process for scale-up and cGMP manufacturing at Fujifilm Diosynth’s RTP manufacturing facility.

3.	Adapt, as necessary, unit operations to fit Fujifilm Diosynth’s manufacturing facilities and equipment.

4.	Test [*].

5.	Determine [*] operations.

6.	Evaluate [*] in the analytical methods section.

7.	Test [*] to support cGMP manufacturing.

8.	Evaluate [*] during cGMP manufacturing.

9.	Generate [*] of transfer activities.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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9.3	[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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10.0	ANALYTICAL METHOD

In the case of method transfer, the Sponsor has completed qualification or validation of product-specific methods to be used for cGMP purposes. Diosynth Fujifilm will review and analyze Sponsor provided method development/qualification/validation reports. Based upon the documentation, Fujifilm Diosynth will [*] each method to be transferred. In the case of method verification, Fujifilm Diosynth will [*] for each method to be verified. Fujifilm Diosynth expects that no more than [*] runs are sufficient to demonstrate that knowledgeable analysts can successfully execute a method [*]. [*] for each transfer/verification will be provided to the Sponsor and the transfer of a method [*]. If target acceptance criteria are not met during the execution of the [*] during or after the execution of the transfer protocol. Once the method transfer/verification protocol is successfully executed, [*] for verified methods) will be prepared to support cGMP activities.

Definitions used in this section include:

•	Verify: Demonstrating that an USP compendial method, general Fujifilm Diosynth qualified or validated method or commercial testing kit (e.g., [*]) is suitable for use with the intended product.

•	Implement: Application of a Sponsor’s method at Fujifilm Diosynth [*]. Successful implementation of the method will be documented in a [*] at the completion of execution.

•	In-Process Control (IPC): Manufacturing decisions are based on the results of in-process control assays (e.g. methods used to determine protein concentration for column loading).

•	In-Process Test (IPT): [*]. This test provides a check that the process operates [*], as identified by transfer package.

10.1	Objective

1.	Transfer Sponsor’s analytical methods and verify methods for use with Product as outlined in Table 1.

10.2	Activities

1.	Transfer qualified analytical methods from Sponsor for cGMP In-Process Testing, In-Process Control, and Drug Substance / Drug Product release testing.

2.	Implement analytical methods from Sponsor to [*].

3.	Verify that compendial methods are suitable for the intended purpose, meeting USP requirements [*].

4.	Verify [*].

5.	Prepare Program specific [*].

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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SOW Technology Transfer and Manufacture of SBC-102

Table 1. SBC-102 Analytical Methods

Assay	Purpose	Application IPT: In Process Testing IPC: In Process Control DS: Drug Substance PD: Process Development	Activity
[*]	Concentration	[*]	Transfer Qualified Synageva Method
[*]	Identity	[*]	Transfer Qualified Synageva Method
[*]	Potency	[*]	Transfer Qualified Synageva Method
[*]	Safety	[*]	Transfer Qualified Synageva Method
[*]	Quality	[*]	Verify Fujifilm Diosynth Method
[*]	Safety	[*]	Verify Fujifilm Diosynth Method
[*]	Safety	[*]	Verify Fujifilm Diosynth Method
[*]	Purity	[*]	Implement Synageva Method
[*]	Purity	[*]	Implement Synageva Method

10.3	[*]

11.0	DEMONSTRATION RUN

11.1	Objectives

1.	To perform [*] product recovery and purification runs using Lysosomal Acid Lipase containing egg whites supplied by the Sponsor. The target initial volume for each demonstration run is [*] of egg whites. The initial volume for each demonstration run will be finalized after the transfer runs to ensure that the [*] demonstration runs yields information suitable for assessing the process and scale-up.

11.2	Activities

1.	Perform Product recovery.

2.	Perform purification of Product.

3.	Provide [*].

4.	Analyze purified Product alongside the reference standard using a [*] release methods.

5.	Develop [*] parameters such as [*] and [*], and [*] as well as [*] Product specifications based on [*].

6.	Review demonstration run results and [*] determine the appropriate and subsequent activities.

7.	Document demonstration run in [*]

11.3	[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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MANUFACTURING

12.0	[*] AND FACILITY PREPARATION

12.1	Objectives

1.	To [*].

2.	To procure and release Process Consumables to be used in the manufacture of Product.

3.	To provide Quality Assurance and Quality Control support, as needed.

12.2	Activities

Documentation

1.	Prepare and approve all necessary documentation, [*] for the manufacture of Product.

2.	Establish [*] for Product and prepare and approve Product [*].

3.	Complete [*] changeover activities.

Material Procurement and Testing

4.	Perform a quality audit of [*] suppliers of process materials including the rhLAL containing egg whites.

5.	Procure, sample, test, and disposition Process Consumables to be utilized according to existing [*].

6.	Test [*] from Fujifilm Diosynth-approved vendors as per Fujifilm Diosynth procedures.

7.	Perform sampling and submission of samples for testing to be [*], if necessary.

Notes:

•

Fujifilm Diosynth will acquire and release Process Consumables for an anticipated cGMP manufacturing campaign and [*]. Where possible, Fujifilm Diosynth will purchase [*] of a Process Consumable from approved vendor to [*]. Fujifilm Diosynth will procure Process Consumables for:

•	[*] complete manufacturing runs ([*] egg white scale).

•	[*] complete [*] run.

•	Where Fujifilm Diosynth [*] are not available, the assay methods for testing the materials may require development and qualification [*].

•	Development and qualification of additional test methods for Raw Materials, if required, [*].

Set-up & Changeover

8.	Prepare facilities necessary for execution of the manufacturing processes including [*].

9.	Confirm [*] status and perform [*] as necessary.

10.	Set-up all equipment necessary for execution of the process and testing.

11.	Prepare and set-up software, as necessary.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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12.3	[*]

13.0	[*]

13.1	Objectives

1.	To execute an [*] consisting of the product recovery, and purification units of operation. These runs will verify [*] with manufacturing equipment. This run will be performed using [*] Process Consumables and [*] manufacturing suites, [*].

2.	To provide available purified Product to Sponsor

3.	To test and correct any documentation [*].

Note:	The [*] is a critical element to confirm successful scale-up of the process by providing the opportunity to execute all process steps on intended [*] manufacturing equipment and to provide Fujifilm Diosynth manufacturing personnel hands on experience with the process. [*] is performed using [*] manufacturing documentation that is [*] operation. In the event of need for process modifications during the [*], Fujifilm Diosynth will [*] and procedures, then [*]. [*] to the process flow may be necessary. Fujifilm Diosynth will [*] only for [*] of one or more of units of operations (e.g. a chromatography step.) Fujifilm Diosynth will inform Sponsor of the modification as soon as possible. [*].

13.2	Activities

Manufacturing

1.	Perform the product recovery of approximately [*] of Lysosomal Acid Lipase (rhLAL) containing egg whites using [*].

2.	Perform the purification of Product recovered from the [*] of Lysosomal Acid Lipase (rhLAL) containing egg whites using [*].

3.	Collect samples for in-process testing according to [*].

4.	Clean equipment and facilities, and [*].

5.	Perform analytical testing [*] as required by the process.

6.	Complete and review [*] production records.

7.	Modify and update production records and submit [*].

8.	Make equipment adjustments, if necessary, before [*] campaign.

Quality Control and [*]

9.	Perform in-process and release testing of Product produced from the [*] using [*] analytical documents.

10.	Perform environmental monitoring and testing of cleaning samples.

[*]

13.	Provide [*] oversight and support.

14.	Perform [*], if necessary.

15.	Evaluate [*].

16.	Make [*] adjustments, if necessary, before [*] campaign.

17.	Host and provide [*].

[*]

18.	Provide [*], as needed.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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19.	Evaluate [*] manufacturing.

20.	Perform [*], if necessary.

Quality Assurance

21.	Provide compliance oversight for use of cGMP facility.

22.	Review and approve modified and updated manufacturing documentation.

13.3	[*]

14.0	cGMP MANUFACTURING

14.1	Objectives

1.	To manufacture [*] of Product in accordance with cGMP and [*] manufacturing documentation.

2.	To provide Quality Assurance and Quality Control support as required.

3.	To support Sponsor’s regulatory filing by providing [*] pertaining to work performed at Fujifilm Diosynth.

Note:	The ability to execute the [*] is subject to business and quality agreement. After reviewing the results of the [*], the feasibility of the [*] will be evaluated. If it is mutually agreed that the [*], prior to execution of the run, both parties will agree to [*]. In the event the [*] for the [*] will be deemed an [*] and the Sponsor will be [*]. Adjustments to the Scope, Price, and Payment Schedule will be managed via Change Order.

14.2	Activities

Manufacturing

1.	Perform [*] Product recoveries at [*] of Lysosomal Acid Lipase (rhLAL) containing egg whites using [*].

2.	Perform [*] purification of Product using [*]

3.	Collect samples for in-process, release and stability testing according to [*].

4.	Clean equipment and facilities, and [*].

5.	Perform In-Process Control testing and/or In-Process Testing [*] as required by the process.

6.	Review executed production records.

7.	Participate in deviation closure and out-of-specification investigations, if any.

Quality Control

8.	Perform In-Process Control testing for process steps according to [*].

9.	Perform release testing according to Product [*].

10.	Perform environmental monitoring and testing of cleaning samples.

[*]

11.	Provide [*] support as needed.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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12.	Perform [*], if necessary.

13.	Support [*] the process.

14.	Support [*].

15.	Host and provide [*].

16.	Prepare [*].

[*]

17.	Provide [*], as necessary.

18.	Support [*] the process.

19.	Support [*].

20.	Evaluate [*] in comparison to [*].

21.	Perform [*], if necessary

Quality Assurance

22.	Provide compliance oversight for cGMP manufacturing.

23.	Issue [*] records.

24.	Review [*] records.

25.	Lead deviation closure and out-of-specification investigations, if any.

26.	Disposition of Drug Substance to Sponsor in accordance with an established Quality Agreement specifying [*].

27.	Issue a Certificate of Analysis for Drug Substance.

Regulatory support

28.	Prepare data and documents to support regulatory filing.

29.	Perform [*] Fujifilm Diosynth [*], defining Fujifilm Diosynth’s [*].

30.	Maintain a copy [*] and updates/changes at Fujifilm Diosynth.

14.3	[*]

Note - Quality Assurance will provide the batch packet to the client for release as per quality procedures. The batch packet consists of, but is not limited to, the following information.

•	Completed disposition of manufactured product form

•	Completed batch genealogy

•	Completed and reviewed process records, including in-process results.

•	Certificate of Analysis

•	Facilities assessment memo

•	Quest Trackwise deviation report

•	Quest Trackwise restriction summary

•	Copies of all closed deviations associated with the batch.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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15.0	CURRENT PROCESS FLOW DIAGRAM

Attached is the Process Flow Diagram for the current process as represented by the Sponsor

[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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16.0	CURRENT CERTIFICATE OF ANALYSIS FOR EGG WHITES

Attached is the current Certificate of Analysis for the rhLAL containing Egg Whites.

[*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL	Page 20 of 20

FUJIFILM Diosynth Biotechnologies – Synageva BioPharma Corp.

Clinical Material Manufacturing Quality Agreement

Table of Contents

General Information	2
Signatures	3
Quality Responsibilities Table	4
Attachments	9
Attachment A – Release Documentation	9
Attachment B – Master Documents	9
Attachment C – Definitions	9

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	1 of 10

FUJIFILM Diosynth Biotechnologies – Synageva BioPharma Corp.

Clinical Material Manufacturing Quality Agreement

General Information

This Quality Agreement outlines the roles, responsibilities and time requirements with respect to the Quality Assurance of the Intermediate and/or Drug Substance produced by FUJIFILM Diosynth Biotechnologies U.S.A., Inc. (referred to in this Quality Agreement as “Fujifilm Diosynth”) for Synageva BioPharma Corp. (here within known as “Sponsor”) and fulfils the requirements as outlined in ICH Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients. In addition, Fujifilm Diosynth may perform [*] as outlined within the Agreement. The drug substance covered by this Quality Agreement is <Sebelepase alfa SBC-102>.

The Quality Agreement is an appendix to the Bioprocessing Services Agreement (BSA) executed by Sponsor and Fujifilm Diosynth.

Unless otherwise defined specifically in this Quality Agreement, all general terms used herein will be interpreted in accordance with the definitions provided in the BSA. Any terms not so defined will be interpreted with the definitions so stated in ICH Q7 or 21 CFR Parts 210, 211, 600, & 610.

The Authorized Quality Representatives will resolve any disputes or conflicts relating to this Quality Agreement in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements. Such resolutions shall be [*] by the Authorized Quality Representatives of each company. If any issue remains unresolved for more than twenty (20) business days, the senior corporate Quality officials from each company should be contacted to resolve this issue. In the event the parties fail to reach agreement on such issue within thirty (30) calendar days after notice is provided to the senior corporate Quality officials, then such dispute shall be resolved according to the provisions as detailed in the BSA.

All communication affecting the contents of this Quality Agreement will be between the Authorized Quality Representatives, as set forth below:

For Sponsor:	Mark Hazard, Quality Responsible Head

For Fujifilm Diosynth:	David Patterson, Sr. Vice President, Quality Operations

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Signatures

Sponsor Authorized Quality Assurance Representative

By:			Date:
(Signature)

Name:	Mark Hazard	Tel.:	706-286-8932
		Email:	[*]

Address:	Synageva BioPharma Corp.
150 Ben Burton Rd
Bogart, Ga. 30622

Fujifilm Diosynth Authorized Quality Assurance Representative

By:		Date:
(Signature)

Name:	David Patterson	Tel.:	919-337-4408
		Email:	[*]

Address:	FUJIFILM Diosynth Biotechnologies U.S.A., Inc.
101 J. Morris Commons Lane
Morrisville, North Carolina, USA, 27560

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	3 of 10

Quality Responsibilities Table

The responsible party is denoted by ✓

	Description	Fujifilm Diosynth (time frame)	Sponsor (time frame)

1	Compliance

	Operate under Current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) U.S. regulations in Title 21 of the U.S. Code of Federal Regulations Parts 210, 211, 600 and 610 (c) the EC Guide to Good Manufacturing Practice for Medicinal Products, v.4, including relevant sections of DIR 2003/94/EC, and (d) International Conference on Harmonization (ICH) Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.	✓ (at all times)

	Renegotiate the Quality Agreement	✓ (as required)	✓ (as required)

	Appoint an Authorized Quality Representative for resolution of disputes	✓ (prior to approval of Quality Agreement)	✓ (prior to approval of Quality Agreement)

	Give notification in event of Authorized Quality Representative change	✓ (as required)	✓ (as required)

2	Regulatory

	Prepare and update Regulatory applications		✓

	Provide information, as requested, to keep submissions current	✓

	Provide copies of [*] relevant to work Fujifilm Diosynth performs for review and comment prior to submission to the [*]		✓

	Provide comments on [*] section(s) prior to submission [*]	✓ ([*] after receipt)

	Provide updates of [*]		✓ (all [*] relevant to Fujifilm Diosynth process work)

	Responsible for all reporting requirements with regard to manufacturing site registration that may be required to support Sponsor related activities	✓

	Provide a Letter of Authorization (LOA) to reference site registration filing	✓ (when requested)

	For clients with LOAs, provide [*]	✓

3	Audits

3.1 Regulatory Inspections

	Provide notification of Regulatory Audits with Sponsor product impact	✓ [*]

	Provide all Sponsor related regulatory observation response	✓ [*]

3.2 Sponsor Audits – Entitled to one on-site GMP audit per [*] period

	Provide Notification to schedule audit – not to exceed [*]		✓ [*]

	Schedule and support annual Sponsor Audits	✓

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	4 of 10

	Description	Fujifilm Diosynth (time frame)	Sponsor (time frame)

	Provide written audit report		✓ ([*] from completion of audit)

	Provide written response to observations	✓ ([*] from receipt of observations)

3.3 For Cause Audits

	Provide notification to schedule For Cause Audit		✓ (as required)

	Schedule and support For Cause Audit	✓ (scheduled at a mutually agreed upon time)

4	Complaint handling

	Notify other party of any information coming into its possession concerning [*]	✓ (within [*])	✓ (within [*])

	Participate in the development of investigation plans		✓ ([*] from Sponsor notification)

	Investigate the issue to the extent that it relates to Fujifilm Diosynth’s activities and provide a written report	✓ (Target [*] from date event observed)

	Approve Complaints [*]	✓ (Target [*] from date event observed)	✓ ([*] from receipt of complaint summary)

	Determine how to address the information impacting the product quality and safety		✓

	Communicate with regulatory authorities		✓

5	Change Management

	Communicate need for change to approved master documents (as defined in Attachment B)	✓	✓

	Review proposed change for conformance to any regulatory commitments		✓ ([*] from receipt of change summary)

	Use [*] in controlled documents to track changes (review and approval according to Section 8)	✓

	Use [*] for changes made to validated processes and/or systems	✓

6	Facilities, Equipment, and Utilities Validation and Qualification

	Maintain the qualified and/or validated state of equipment, facilities, and utilities including equipment supporting [*]	✓ (on-going)

7	Consumables and Raw Materials

	Determine suitable Process Consumables	✓	✓

	Determine sources for identified Process Consumables	✓

	Develop and approve test methods for Raw Materials	✓	✓ [*]

	Develop and approve [*] for Process Consumables	✓	✓ [*]

	Approve suppliers of Process Consumables	✓	✓ [*]

	Procure, store, sample and test Raw Materials according to approved [*]	✓

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	5 of 10

	Description	Fujifilm Diosynth (time frame)	Sponsor (time frame)

	Release Process Consumables prior to use	✓

	Audit supplier for [*] Process Consumables Provide summary of supplier audit to Fujifilm Diosynth		✓ (prior to receipt of material at Fujifilm Diosynth)

	Use only the Process Consumables that are listed in the approved master controlled documents [*]	✓

	Review supplier changes for compliance with regulatory filings and notify Sponsor	✓

7.1 Animal Derived Materials

	Source relevant Raw Materials from non-animal derived sources whenever possible	✓

	Comply with U.S. and European regulations (EP, latest edition, Chapter 5.2.8, Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents via Medicinal Products)	✓

	Obtain Country of Origin certification and confirm source country is not a known BSE-contaminated country (in accord with 9CFR94.18) or by ensuring the processing methods are known to inactivate TSE agents, per CHMP guidelines	✓

	Supply statement regarding process materials confirmed to be of animal origin as regards to TSE/BSE compliance and provide updates, as needed	✓ (when requested)

8	Master Batch Records, Product Specification(s), Test Methods and Qualification/Validation Documentation

	Author master documents (as defined in Attachment B)	✓ (prior to start of first full scale run)

	Review master documents (as defined in Attachment B)	✓	✓ (comments within [*] of receipt)

	Approve master documents (as defined in Attachment B)	✓	✓ (approval within [*] of receipt)

	Revise master documents	✓ (as required)

	Author transfer, qualification, and validations protocols	✓

	Review transfer, qualification, and validations protocols [*]	✓	✓ (comments within [*] of receipt)

	Approve, transfer, qualification, and validations protocols	✓	✓ (approval within [*] of receipt)

	Execute transfer, development, qualification and/or validation (as defined within the Scope of Work)	✓

	Author transfer, qualification, and validations summary reports	✓

	Review transfer, qualification, and validations summary reports [*]	✓	✓ (comments within [*] of receipt)

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	6 of 10

	Description	Fujifilm Diosynth (time frame)	Sponsor (time frame)

	Approve transfer, qualification, and validations summary reports	✓	✓ (approval within [*] of receipt)

9	Manufacturing and Packaging of DS and/or Intermediates

	The execution of manufacture, packaging, holding and labeling of DS in accordance with approved procedures	✓

10	Quality Control Testing to Support cGMP Manufacture

	Sample according to batch records or other approved document	✓

	Test material using approved methods	✓

	Compare results against Approved Specifications	✓

11	Deviations and Out-of-Specification Results

	Notification of Deviations with Potential Product Impact	✓ ([*] from Fujifilm Diosynth QA notification)

	Notification of Significant Deviations and/or confirmed Out of Specification (OOS) Results	([*] from Fujifilm Diosynth QA classification)

	Participate in the development of investigation plans		✓ ([*] from Sponsor notification)

	Complete the investigation into Deviations or/and OOSs	✓ ([*] from date event observed, or prior to execution of next campaign)

	Approve Deviation and / or OOS	✓ ([*] from date event observed, or prior to execution of next campaign)

	Approve Deviations with potential product impact and OOSs [*]		✓ ([*] from receipt of deviation summary)

12	Batch Disposition and Release

	Prepare a Batch Packet (as defined in Attachment A), providing [*] and OOSs are approved	✓ ([*] from date of manufacture)

	Disposition Intermediate and /or Drug Substance, providing [*] and OOSs are approved	✓ ([*] from date of manufacture)

	Release Intermediate and /or Drug Substance. Issue a Certificate of Conformance (COC), or similar		✓ ([*] from receipt of batch packet)

	Maintain original batch records	✓ (minimum of [*])

	Make records [*]	✓ (in a timeframe mutually agreed upon)

13	Storage, Delivery and Shipment

	Store materials under appropriate conditions	✓

	Provide information on required shipping conditions		✓

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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	Description	Fujifilm Diosynth (time frame)	Sponsor (time frame)

	Authorize delivery of released Intermediate and/or Drug Substance		✓

	Deliver released Intermediate and /or Drug Substance to Sponsor’s nominated courier	✓

14	Person-in-the-Plant

	Adhere to applicable Fujifilm Diosynth procedures		✓ (at all times)

15	QA Retain Samples of Intermediates and Drug Substance

	Store sufficient quantity ([*] amount needed for release testing, [*]) of QA Retain for the purposes of fulfilling the regulatory reserve requirement	✓ (minimum of [*] from date of manufacture)

16	Use of Subcontractors

	Use subcontractors that meet the requirements for Approved Suppliers	✓

	Approve the use of subcontractors, prior to use, for testing [*]	✓	✓

	Through the use of Fujifilm Diosynth Quality systems, participate in any investigations and corrective actions that occur at the subcontractor	✓	✓

17	Returned Goods

	Handle return materials using a cGMP compliant system	✓

18	[*] (when applicable, as detailed in the Scope)

	[*] using approved methods	✓

	Compare results against approved specifications	✓

	Issue a Certificate of Analysis	✓ ([*] from receipt of samples)

19	Stability Testing and Expiration Period (when applicable)

	Author stability protocols	✓

	Review stability protocols	✓	✓ (comments within [*] of receipt)

	Approve stability protocols	✓	✓ (approval within [*] of receipt)

	Carry out stability program in accordance with approved protocols and ICH guidelines	✓

	Test stability samples using approved methods	✓

	Provide copies of results following each time point	✓ ([*] from completion of testing, not to exceed [*] from scheduled pull date)

	Establish Expiry or Retest Period		✓

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Attachments

Attachment A – Batch Packet Documentation

Relevant documentation to be transferred to Sponsor to facilitate the release of a Batch. This packet consists of copies of: [*]

Attachment B – Master Documents

Master Documents include:

Master Batch Records

Master Formulation Records

Test Methods

Forms

Item Specifications

Stability Protocols

Qualification/Validation Documents

Master Documents requiring Sponsor [*]

Attachment C – Definitions

API	Active Pharmaceutical Ingredient, may be used interchangeably with Drug Substance.

Approved Supplier	A supplier who has met minimum approval standards and who has been approved to provide required items or services that may impact product quality.

Authorized Quality Representatives	An individual named within the Quality Agreement with the authority to resolve any disputes or conflicts relating to this Quality Agreement in a timely and equitable manner and in compliance with all applicable quality and regulatory requirements.

Batch	A specific quantity of material produced in a process or fraction of a process. Batches are defined as the material represented at the end of the intermediate processing steps or the material represented at the end of the processing step for API.

cGMP	Current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) U.S. regulations in Title 21 of the U.S. Code of Federal Regulations Parts 210, 211, 600 and 610 (c) the EC Guide to Good Manufacturing Practice for Medicinal Products, v.4, including relevant sections of DIR 2003/94/EC, and (d) International Conference on Harmonization (ICH) Guidance for Industry Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	9 of 10

Critical Raw Materials	Raw materials comprise final formulation components and / or that combine structurally or chemically with the therapeutic protein.

Deviation	An unplanned event requiring investigation which 1) may affect the quality or compliance status of the product, process materials, equipment or facility involved or 2) may not be in alignment with regulatory submissions.

Disposition	A recommendation given by Fujifilm Diosynth Quality on the suitability of the Intermediate or Drug Substance for further processing.

Drug Product	The dosage form in the final immediate packaging intended for clinical use.

Drug Substance or DS	Any substance or mixture of substances intended to be used in the manufacture of a drug (medicinal) product and that, when used in the production of a drug, becomes an active ingredient of the Drug Product. Such substances are intended to furnish pharmacological activity or other direct effect on the diagnosis, cure mitigation, treatment, or prevention of disease or to affect the structure and function of the body.

Process Consumables	Process Consumables include any disposable equipment or equipment parts or Raw Material used in the manufacture of an intermediate or Drug Substance that do not themselves participate in a chemical or biological reaction. Such other materials include: [*].

Product	Any (a) API/Drug Substance, or (b) Drug Product comprised of API/Drug Substance, or (c) intermediate(s) of (a) or (b) , in each case as specified in the applicable Scope.

Raw Material	Any ingredient intended for use in the manufacture of an intermediate or API, including those that may not appear in the final formulation. These include chemicals used directly and/or indirectly in the manufacturing process.

Statement of Compliance	A Fujifilm Diosynth QA Disposition of Product Statement stating that a specific Batch of Drug Substance complies with all Product, GMP and regulatory requirements and is signed by an authorized representative of Fujifilm Diosynth.

Test Methods	Methods used for QC testing, including Standard Test Methods and Compendial Methods.

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Confidential	10 of 10

Appendix 3

Synageva SBC-102 Program Price

Activity	Price
Technology Transfer	[	*]
[*]	[	*]
[*]	[	*]
Analytical Method Transfer	[	*]
Demonstration Runs ([*])	[	*]
[*]	[	*]
[*] Manufacturing ([*])	[	*]
cGMP [*] ([*])	[	*]
[*]	[	*]
TOTAL	[	*]

Optional Activity	Price
[*]	[	*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Synageva SBC-102 Payment Schedule

Activity/Milestone	Payment		Credit		Net Payment
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]			[	*]
[*]	[	*]			[	*]
[*]	[	*]	[	*]	[	*]
[*]	[	*]			[	*]
TOTAL			[	*]	[	*]

[*] =	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.